Exhibit 99.1

FOR IMMEDIATE RELEASE Contacts: Wilson W. Cheung Chief Financial Officer (510) 683-5900 Leslie Green Green Communications Consulting, LLC (650) 312-9060

AXT, Inc. Announces First Quarter 2007 Results

FREMONT, Calif., May 2, 2007 — AXT, Inc. (NASDAQ: AXTI), a leading manufacturer of compound semiconductor substrates today reported financial results for the first quarter ended March 31, 2007.  The company’s financial statements have been presented to reflect the opto-electronics division as a discontinued operation for all periods presented.

First Quarter 2007 Results

Revenue for the first quarter of 2007 was $12.5 million, compared with $13.1 million in the fourth quarter of 2006, and $8.5 million in the first quarter of 2006.  Total GaAs substrate revenue was $8.8 million for the first quarter of 2007, compared with $11.1 million in the fourth quarter of 2006, and $6.8 million in the first quarter of 2006.  Specifically, 6-inch diameter wafer sales were $3.3 million for the first quarter of 2007 compared with $4.9 million in the fourth quarter of 2006, and $2.8 million in the first quarter of 2006.  The decrease in 6-inch diameter wafer sales from the prior quarter was primarily due to the delay in BIFET qualifications of certain customers and less than expected orders from a few handset market customers.

InP substrate revenue was $518,000 for the first quarter of 2007, compared with $456,000 in the fourth quarter of 2006, and $296,000 in the first quarter of 2006.  Ge substrate revenue was $541,000, compared with $318,000 in the fourth quarter of 2006, and $36,000 in the first quarter of 2006.  Sales of raw materials, primarily 99.99 percent pure gallium, were $2.6 million in the first quarter of 2007, compared with $1.2 million in the fourth quarter as a result of three new Japanese raw material customers; these additional raw materials sales are not expected to be repeated in such magnitude in the second quarter of 2007. Sales of raw materials were $1.4 million in the first quarter of 2006.

Gross margin was 43.2 percent of revenue for the first quarter of 2007.  This included a benefit from the sale of approximately $785,000 in fully reserved wafers, which positively affected the quarterly gross margin by 6.3 percentage points.  However, our gross margins continue to benefit from overall yield improvements in many areas of manufacturing.  By comparison, gross margin in the fourth quarter of 2006 was 38.2 percent, including a benefit from the sales of approximately $730,000 in fully reserved wafers, which positively affected fourth quarter gross margin by 5.6 percentage points.  Gross margin in the first quarter of 2006 was 17.8 percent, including a benefit from the sale of approximately $537,000 in fully reserved wafers, which positively affected the quarterly gross margins by 6.3 percentage points.

4281 Technology Drive Fremont, CA 94538 Tel: 510.683.5900 Fax: 510.353.0668 www.axt.com.

AXT, Inc. Announces First Quarter 2007 Results
May 2, 2007

Operating expenses were $4.2 million in the first quarter of 2007, compared with $3.8 million in the fourth quarter of 2006 primarily as a result of higher legal fees in anticipation of settling existing lawsuits; operating expenses were $3.8 million in the first quarter of 2006.

Income from operations for the first quarter of 2007 was $1.2 million, compared with income from operations of $1.2 million for the fourth quarter of 2006, and loss from operations of $2.3 million for the first quarter of 2006.

Net interest and other income for the first quarter of 2007 was $213,000 compared with net interest and other income of $1.1 million for the fourth quarter, which included a gain on sale of Finisar stock of $1.3 million; net interest and other income for the first quarter of 2006 was $366,000, primarily from a gain on sale of Finisar stock of $371,000.

Net income in the first quarter of 2007 was $1.3 million or $0.04 per diluted share, based on 31.3 million weighted average shares outstanding.  By comparison, in the fourth quarter of 2006 we reported net income of $3.4 million or $0.13 per diluted share, based on 25.5 million weighted average shares outstanding, which included approximately 5 cents from the gain on sale of Finisar stock and 4 cents from the company’s net income tax benefit.  The increase in shares outstanding is the result of our public offering of 6.6 million shares of common stock completed in December 2006 and January 2007.  Net loss in the first quarter of 2006 was $2.2 million, or $(0.10) per diluted share.

Management Qualitative Comments

“The first quarter was both challenging and rewarding for AXT,” said Phil Yin, chief executive officer.  “With the delay in BIFET qualifications of certain customers and less than expected orders from a few handset market customers, revenue came in below our expectations.  However, through significant engineering and operating achievements in our cost reduction efforts, coupled with positive product mix, we recorded gross margins of 43.2 percent in the quarter, allowing us to exceed our earnings expectations.  Further, qualification activity across all of our product lines has been robust and early feedback from our existing customers and potential customers leads us to believe that 2007 will be a strong year for AXT.  AXT continues to execute well at all levels and our accomplishments, coupled with our growing market and significant competitive advantages position us well for continued growth in 2007.”

Outlook for Second Quarter, Ending June 30, 2007

AXT estimates revenue for the second quarter will increase to between $13.1 million and $13.5 million. The company estimates that net income per diluted share will be between $0.03 and $0.06, which takes into account stock compensation expense of approximately $150,000 and our diluted weighted average share count of approximately 31.4 million shares.

Conference Call

The company will also host a conference call today to discuss these results at 1:30 p.m. PT. The conference call can be accessed at (973) 935-2100 (PIN 8595637). The call will also be simulcast on the Internet at http://www.axt.com. Replays will be available at (973) 341-3080 until May 9, 2007. Financial and statistical information to be discussed in the call will be available on the company’s website immediately prior to commencement of the call.  Additional investor information can be accessed at http://www.axt.com or by calling the company’s Investor Relations Department at (510) 683-5900.

AXT, Inc. Announces First Quarter 2007 Results
May 2, 2007

About AXT, Inc.

 AXT designs, develops, manufactures and distributes high-performance compound and single element semiconductor substrates comprising gallium arsenide (GaAs), indium phosphide (InP) and germanium (Ge). The company’s substrate products are used primarily in lighting display applications, wireless communications, and fiber optic communications. Its vertical gradient freeze (VGF) technique for manufacturing semiconductor substrates provides significant benefits over other methods and enabled AXT to become a leading manufacturer of such substrates, particularly in optoelectronics applications. AXT has manufacturing facilities in China and invests in five joint ventures producing raw materials. For more information, see AXT’s website at http://www.axt.com.

Safe Harbor Statement

The foregoing paragraphs contain forward-looking statements within the meaning of the Federal Securities laws, including statements related to the future financial performance of the company and our ability to continue growth, maintain profitability, control costs and improve efficiency, as well as relating to improvements in our manufacturing costs, improvements in our competitive position and our technology development.  These forward-looking statements are based upon specific assumptions that are subject to uncertainties and factors relating to the company’s operations and business environment, which could cause actual results of the company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. These uncertainties and factors include but are not limited to the impact of customer qualification of our products, new opportunities for our China joint ventures, improvements in our production processes, product quality and yields, cost and supply of raw materials, the impact of technology developments providing new markets for GaAs and Ge substrates, overall conditions in the markets in which the company competes as well as market conditions and trends; market acceptance and demand for the company’s products; and other factors as set forth in the company’s annual report on Form 10-K and other filings made with the Securities and Exchange Commission.  Each of these factors is difficult to predict and many are beyond the company’s control. The company does not undertake any obligation to update publicly any forward-looking statement, as a result of new information, future events or otherwise.

###

FINANCIAL TABLES TO FOLLOW

AXT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	Three Months Ended
	March 31,
	2007	2006

Revenue	$12,526	$8,471
Cost of revenue	7,121	6,961
Gross profit	5,405	1,510

Operating expenses:
Selling, general and administrative	3,703	3,230
Research and development	460	534
Restructuring benefit	—	(2)
Total operating expenses	4,163	3,762
Income (loss) from continuing operations	1,242	(2,252)
Interest income, net	224	128
Other income (expense), net	(11)	238
Income (loss) from continuing operations before provision for income taxes	1,455	(1,886)
Provision for income taxes	111	318
Income (loss) from continuing operations	1,344	(2,204)
Discontinued operations:
Gain from discontinued operations, net of tax	—	1
Net income (loss)	$1,344	$(2,203)

Basic income (loss) per share:
Income (loss) from continuing operations	$0.04	$(0.10)
Gain (loss) from discontinued operations, net of tax	—	—
Net income (loss) per share - basic	$0.04	$(0.10)
Shares used in computing basic income (loss) per share	29,798	22,986

Diluted income (loss) per share:
Income (loss) from continuing operations	$0.04	$(0.10)
Gain (loss) from discontinued operations, net of tax	—	—
Net income (loss) per share - diluted	$0.04	$(0.10)
Shares used in computing diluted income (loss) per share	31,324	22,986

- more -

AXT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	March 31,	December 31,
	2007	2006
Assets:
Current assets
Cash and cash equivalents	$15,064	$16,116
Short-term investments	21,529	19,428
Accounts receivable, net	8,561	9,658
Inventories, net	24,389	20,263
Prepaid expenses and other current assets	3,630	3,985
Assets held for sale	4,659	4,659
Total current assets	77,832	74,109

Property, plant and equipment, net	13,757	12,775
Other assets	4,499	4,298
Restricted deposits	7,000	7,150
Total assets	$103,088	$98,332

Liabilities and stockholders’ equity:
Current liabilities
Accounts payable	$3,115	$3,764
Accrued liabilities	4,182	3,536
Current portion of long-term debt	450	450
Total current liabilities	7,747	7,750

Long-term debt, net of current portion	6,611	6,839
Other long-term liabilities	2,099	2,543
Total liabilities	16,457	17,132

Stockholders’ equity:
Preferred stock	3,532	3,532
Common stock	184,793	180,965
Accumulated deficit	(102,488)	(103,832)
Other comprehensive income	794	535
Total stockholders’ equity	86,631	81,200
Total liabilities and stockholders’ equity	$103,088	$98,332